CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Quantitative Managed Futures Strategy Fund, a series of the Northern Lights Fund Trust we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to the Northern Lights Fund Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

May 2, 2011